Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)          Registration Number 333-44960


                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020
                   -------------------------------------------

           This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below.

                                                                  PRINCIPAL AMOUNT AT                                NUMBER OF
                                                                 MATURITY OF DEBENTURES          PERCENTAGE OF      CONVERSION
                                                                   BENEFICIALLY OWNED              DEBENTURES       SHARES THAT
NAME                                                                THAT MAY BE SOLD              OUTSTANDING       MAY BE SOLD
----                                                                ----------------              -----------       -----------
Salomon Brothers Asset Management, Inc.......................    $       13,750,000                  1.708%             118,353
Lydian Overseas Partners Master Fund.........................    $       44,000,000                  5.466%             378,730
Museum of Fine Arts, Boston..................................    $           40,000                  0.005%                 344
ProMutual....................................................    $          160,000                  0.020%               1,377
University of Rochester......................................    $           40,000                  0.005%                 344
Parker-Hannifin Corporation..................................    $           70,000                  0.009%                 602
Putnam Convertible Opportunities and Income
   Trust.....................................................    $          110,000                  0.014%                 946
Putnam Asset Allocation Funds-Balanced
   Portfolio.................................................    $          310,000                  0.039%               2,668
Putnam Asset Allocation Funds-Conservative
   Portfolio.................................................    $          190,000                  0.024%               1,635

Any other holder of Debentures or future transferees from
any such Holder (2)..........................................    $      136,431,000                  16.95%           1,174,329

Total........................................................    $      805,000,000                 100.00%        6,929,010 (2)


------------------------
(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------

          The date of this prospectus supplement is November 17, 2000.